Exhibit 99.1

Charter of the Qualified Legal Compliance Committee

I. PURPOSE

The purpose of the Qualified Legal Compliance Committee (the "Committee") of the Board of Directors (the "Board") of Diversified Corporate Resources, Inc. (the "Company") is to serve as the qualified legal compliance committee (the "QLCC") for the Company in accordance with the provisions of Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations under the Securities and Exchange Act of 1934 (the "1934 Act") promulgated thereunder.

II. COMMITTEE MEMBERSHIP:

The Committee shall consist solely of three or more members of the Board, each of whom the Board has affirmatively determined has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company) and each of whom is otherwise "independent" under the rules of the American Stock Exchange, ("AMEX"). As the QLCC, the Committee's composition shall consist of at least one member of the Company's Audit Committee and two or more members of the Board who are not employed, directly or indirectly, by the Company. Members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III. COMMITTEE STRUCTURE AND OPERATIONS

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least two times per year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The Committee may request any officer or employee of the Company or the Company's General Counsel or outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV. COMMITTEE DUTIES AND RESPONSIBILITIES

The following are the duties and responsibilities of the Committee:

    Adopt and maintain written procedures for the confidential receipt, retention, and consideration of any report of evidence of a material violation of any applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law (a "material violation").

    Have the following authority and responsibility:

        To inform the Company's chief legal counsel and chief executive officer (the "CEO") of any report of evidence of a material violation;

        To determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate, to: (A) notify the Audit Committee or the full Board; (B) initiate and oversee an investigation, which may be conducted either by the chief legal counsel or by outside attorneys; and (C) retain such additional experts as the Committee deems necessary to assist in the investigation.

        At the conclusion of any such investigation, the Committee shall (A) recommend, by majority vote, that the Company implement an appropriate response to evidence of a material violation; and (B) inform the chief legal counsel and the CEO and the Board of the results of any such investigation and the appropriate remedial measures to be adopted.

        By majority vote take all other appropriate action, including the authority to notify the Securities and Exchange Commission in the event that the Company fails in any material respect to implement an appropriate response recommended by the Committee.

        Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Committee's purpose. Serve as the Qualified Legal Compliance Committee (the "QLCC") in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

V. COMMITTEE REPORTS

The Committee shall produce the following reports and provide them to the Board:

    An annual performance evaluation of the Committee's work, including an evaluation of whether the Committee has performed its duties and met its responsibilities as required by this Charter. As part of the performance evaluation, the Committee shall also consider and recommend to the Board any improvements to the Charter deemed appropriate by the Committee.

    A summary of the matters discussed, material reviewed and actions taken at each Committee meeting, which shall be presented to the Board at its next meeting.

VI. RESOURCES AND AUTHORITY OF THE COMMITTEE

The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other experts, advisors and consultants to assist in carrying out its duties and responsibilities, and shall have the authority to retain and approve the fees and other retention terms for any external experts, advisors or consultants.